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                                                                   EXHIBIT 10.15



              STRATEGIC DEVELOPMENT & MARKETING ALLIANCE AGREEMENT

                                     BETWEEN

                                 LITRONIC, INC.

                                       AND

                           BIZ INTERACTIVE ZONE, INC.

                                   "AGREEMENT"

THIS ALLIANCE AGREEMENT is made and entered into as of Sept. 05, 2000, by and between BIZ Interactive Zone, Inc., having an office at 2030 Main Street, Suite 1250, Irvine, CA 92614 (hereinafter referred to as "BIZ") and LITRONIC, INC., having an office at 17861 Cartwright Road, Irvine, CA 92614 (hereinafter referred to as "Litronic").

WHEREAS, BIZ and Litronic desire to form an alliance for the purpose of cooperatively developing the hardware and software technology that will enable BIZ to establish, deploy, and grow the worldwide industry standard for processing real-time, secure, transactions over the Internet.

WHEREAS, BIZ has reviewed Litronic's products, and found the basic designs to be desirable; BIZ wishes to have Litronic develop and manufacture private labeled and derivative versions of the products for BIZ, using BIZ trademarks and with certain designs specified by BIZ in the case of derivative versions (the "Private Label Product" and "Derivative Products); and

WHEREAS, BIZ is interested in purchasing on a private label contract manufacturing basis, certain models of Litronic's products, manufactured by Litronic using the trademark or tradename "BIZ" or other BIZ designations (said private label versions of Litronic's products to be hereinafter referred to as the "Private Label Products") and Litronic is willing to manufacture and sell the Private Label Products to BIZ under the terms and conditions as specified in this Agreement; and

WHEREAS, BIZ is interested in purchasing on a private label contract manufacturing basis, derivative versions of certain models of Litronic's products, manufactured by Litronic using the trademark or tradename "BIZ" or other BIZ designations (said private label versions of Litronic's Products to be hereinafter referred to as the "Derivative Products") and Litronic is willing to manufacture and sell the Derivative Products to BIZ under the terms and conditions as specified in this Agreement; and

WHEREAS, BIZ and Litronic desire to set forth the terms and conditions which shall apply to Purchase Orders issued by BIZ for the procurement of Litronic's products and service; and

WHEREAS, Litronic is willing to provide quantities of such products to BIZ for marketing by BIZ in conjunction with BIZ's product series; and

WHEREAS, BIZ is willing to accept and pay for certain quantities of such products under the terms and conditions of this agreement; and

WHEREAS, BIZ intends to combine such product(s) with other products so as to market such products to end-users, and system integrators;

NOW THEREFORE, the parties hereto agree as follows:



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1.      Definitions

    (a) "Private Label Products" means standard Litronic products labeled with the BIZ trade name with the tradename design and location specified by BIZ.

    (b) "Derivative Products" means those products that are derivatives of standard Litronic designs but with design modification and enhancement variations that meet the specifications of BIZ.

2.      Term of Agreement

        This agreement shall be effective from the date first above written and shall continue for a period of Five (5) years, and unless noted to the contrary no later then sixty days before expiration, automatically renews annually.

3.      Exclusivity of Undertaking

        The Derivative Products that Litronic designs, develops and manufactures, based on the specification provided by BIZ in consultation with Litronic and as specified in the Exhibit A attached hereto, shall be considered as the work made for hire for BIZ.

4.      Trademark Rights

        Litronic shall use reasonable efforts to adhere to instructions received from BIZ regarding the placement of the "BIZ" or other designated tradename, service mark or trademark designated by BIZ, on the Private Label Products and Derivative Products. The Parties hereby expressly acknowledge the exclusive right, title, and interest of each Party in and to the Party's own trademark, service mark, trade name or trade dress, and of the goodwill and reputation appertaining thereto. Neither Party shall acquire any right, title or interest to, nor shall have any other right to use of the trade name, trademark, service mark, or trade dress of the other Party, or the goodwill and reputation appertaining thereto, except as pursuant to the order of the other Party (for example as regards to placing the "BIZ" tradename or trademark to such Private Label Products as are ordered by BIZ pursuant to this Agreement).

5.      Industrial Property Rights

        It is hereby expressly agreed as between the Parties hereto, that any and all proprietary property rights in any feature or structure incorporated in the Derivative Products are and shall be solely the property of the Parties to this Agreement. Any BIZ industrial property, proprietary rights, or technology to be integrated into the Derivative Products must be specified by BIZ in writing prior to manufacture or design integration into said Private Label Products.

6.      Purchase Orders

        A written Purchase Order shall be the basis for purchase of products under this agreement.

        All Purchase Orders shall be subject to the terms and conditions of this Agreement. Any terms or conditions contained upon BIZ's Purchase Order which add to or differ from the terms and conditions of this Agreement must be approved in writing by Litronic. The incorporation of any additional or different terms or liability in a BIZ's Purchase Order shall be deemed objected to by Litronic unless expressly accepted in writing by an authorized representative of Litronic at its office in Irvine, California. Acknowledgment of the receipt of any Purchase Order, including signing and returning to BIZ his acknowledgment copy, if any, shall not constitute acceptance by Litronic of



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        any additional or different terms or conditions, nor shall Litronic's commencement of effort, in itself, be construed as acceptance of any Order containing additional or different terms and conditions.

        The provisions of this Agreement will prevail over any terms and conditions contained in the BIZ's Purchase Order.

7.      Prices

        As a result of this AGREEMENT, the specifications and prices shown in Exhibit A and B will prevail.

        (a) Prices do not include excise, sales, use, gross receipts, value added, property or other taxes, broker fees, customs duties and other similar charges which may be assessed or charged in connection with the sale, transportation or handling of the product(s) sold hereunder, and BIZ shall pay all such charges, and shall reimburse Litronic in full upon demand for all such charges which Litronic may be required to pay.

        (b) Prices do not include freight charges for transportation from Litronic's factory in Irvine, California, which charges shall be the responsibility of and paid by BIZ.

        (c) Prices include standard commercial packaging for each product or lot of products; special preservation and packing and/or export boxing is extra.

        (d) Prices do not include an installation/operating manual. One (1) copy of the installation/operating manual will be provided with each delivery of products to BIZ. A restricted license is hereby granted to copy and distribute each manual with product sold by BIZ.

        (e) Litronic may revise the prices herein, unless pricing is specifically guaranteed under purchase order for a period longer than 30 days. This price revision will be provided with thirty
               (30) days prior written notice.

8.      Payment Terms.

        Subject to approval of BIZ's credit, the full net amount of each invoice is due and payable in cash or letter of credit from a chartered bank, within thirty (30) days of shipment. Lot shipments will be invoiced on a pro rata basis. Minor inadvertent administrative errors contained in an invoice are subject to correction and shall not constitute reason for untimely payment.

9.      Price Warranty

        Litronic warrants that the terms and prices offered hereby are in compliance with all local, state and federal laws.

10.     Freight, Insurance, Exporter's Charges, Duties

        All transportation costs, exporter's charges and insurance are the responsibility of the BIZ. Litronic will either (a) add these charges to the prices specified herein, (b) add these charges to Litronic's invoices as separate items, or (c) ship with charges to be collected by the carrier or exporter. Documentation and duties are the responsibility of the BIZ.

11.     Shipment and Delivery.



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        (a)    Shipment and delivery shall be F.O.B. Litronic's factory in
               Irvine, California, and title and risk of loss shall pass to BIZ upon delivery to a carrier at such time and place of shipment. Litronic shall not be liable for delay, damage, or breakage to the product(s) sold hereunder after delivery has been made to the carrier, and all claims for loss in respect thereof occasioned after such delivery shall be made to the responsible carrier.

        (b) In the absence of shipping instructions from BIZ, Litronic will use its discretion in selecting shipping services and routings.

        (c) Changes in shipping schedules requested by BIZ will require written approval by Litronic and the assumption by BIZ of all additional costs resulting therefrom.

        (d) BIZ may delay shipment of any product(s) purchased hereunder; provided however, that if such delay is in excess of sixty (60) days from the quoted date of shipment, Litronic may invoice BIZ for such product(s) and hold them at BIZ's risk and expense pending instructions from BIZ. In the event such delay extends beyond six (6) months from the quoted shipping date, BIZ agrees to pay prices in effect at the time of shipment.

12.     Taxes

        Prices stated are net of any taxes applicable to the goods sold. BIZ shall be responsible for payment of any and all taxes due.

13.     Title

        Title and risk of loss for products furnished by Litronic shall pass to BIZ upon delivery to a common carrier, or other delivery as directed by BIZ, at Litronic's plant.

14.     Warranty and Limitation of Liability

        Litronic warrants its product(s) to the original purchaser, to be free from defects in material and workmanship and to be made in accordance with BIZ's specifications which have been accepted in writing by Litronic. In no event, however, shall Litronic be liable or have any responsibility under such warranty if the product(s) has been improperly stored, installed, used or maintained, if the product(s) is damaged or fails to operate properly as a result of interconnection with the equipment of BIZ, or if BIZ has permitted any unauthorized modifications, adjustments and/or repairs to be made to such product(s). Litronic's obligation hereunder is limited solely to repairing or replacing (at its option), at its factory, any product(s) or parts thereof, which prove to Litronic's satisfaction to be defective as a result of defective materials or workmanship within ninety (90) days from date (of shipment to the original BIZ); provided, however, that written notice of any claimed defect shall have been given to Litronic within thirty (30) days from the date any such defect is first discovered. The product(s) or part(s) claimed to be defective must be returned to Litronic, transportation pre-paid by BIZ, with written specification of the claimed defect. Evidence acceptable to Litronic must be furnished that the claimed defects were not caused by misuse, abuse, or neglect by anyone other than Litronic.

        Litronic's obligations hereunder do not include any responsibility for any costs occasioned by removal, claims, or remedies with respect to direct damage, loss of use, lost profits, or other secondary or consequential damage of any kind, however occasioned. Litronic's total obligation under this warrant is limited to the original purchase price of the products or services found to be defective within the terms of this warranty.

        THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES (EXCEPT AS TO TITLE), WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE,



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        OTHER THAN AS EXPRESSLY SET FORTH AND TO THE EXTENT SPECIFIED HEREIN,
        AND IS IN LIEU OF ALL OTHER OBLIGATIONS OR LIABILITIES ON THE PART OF LITRONIC. LITRONIC'S MAXIMUM LIABILITY WITH RESPECT TO THIS QUOTATION AND ANY RESULTING SALE, ARISING FROM ANY CAUSE WHATSOEVER, INCLUDING WITHOUT LIMITATION, BREACH OF CONTRACT OR NEGLIGENCE, SHALL NOT EXCEED THE PRICE SPECIFIED HEREIN OF THE PRODUCT(S) GIVING RISE TO THE CLAIM, AND IN NO EVENT SHALL LITRONIC BE LIABLE UNDER THIS WARRANTY OR OTHERWISE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITH LIMITATION, DAMAGE OR LOSS RESULTING FROM INABILITY TO USE THE PRODUCT(S), CONSEQUENTIAL DAMAGES, WHETHER SIMILAR OR DISSIMILAR, OF ANY NATURE ARISING OR RESULTING FROM THE PURCHASE, INSTALLATION, REMOVAL, REPAIR, OPERATION, USE OF OR BREAKDOWN OF THE PRODUCT(S), OR ANY OTHER CAUSE WHATSOEVER, INCLUDING NEGLIGENCE.

        The foregoing warranty shall also apply to products or parts which have been repaired or replaced pursuant to such warranty for a period of ninety (90) days from and after the date such repaired or replaced products or parts are shipped by Litronic; provided, however, that such warranty shall cover only the specific items repaired or replaced.

        Litronic does not warrant (except as to title) any fabrics or plastic materials.

        No person, including any agent or representative of Litronic, is authorized to make any representation or warranty on behalf of Litronic concerning any product manufactured by Litronic, except to refer purchasers to this warranty.

15.     Excusable Delay

        Litronic shall not be responsible for any failure to perform due to causes beyond its control. These causes shall include but not be restricted to fire, storm, flood, accident, earthquake, explosion, acts of the public enemy, war sabotage, quarantine restrictions, failure of vendors to make timely deliveries, labor shortages, transportation embargoes, or failure or delays in transportation, inability to secure raw materials or machinery for the manufacture of its devices, acts of God, acts of the Federal Government or any agency thereof, acts of any state or local government or agency thereof, and judicial action.

16.     Control of Information

        Data (including Designs, Drawings, Reports, or other Information) furnished by either party in connection with such Purchase Order and identified as proprietary, restricted, or limited rights data shall not be disclosed by the receiving party outside of its own organization without the prior written consent of the furnishing party except to the extent that such data is otherwise available to the receiving party on a restricted basis or is in the public domain. These restrictions also include the terms, conditions and prices of this Agreement.

17.     Business Relationship

        Nothing in this Agreement shall be construed to constitute BIZ as the partner, employee, or agent of the Company, nor shall either party have any authority to bind the other in any respect. Each party shall remain an independent contractor responsible for its own actions and business expenses.

18.     BIZ Orders

        (a) Within 14 days after receiving a Purchase Order from the BIZ, submitted in accordance



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               with the terms hereof, Litronic shall accept such Purchase Order unless Litronic determines that it cannot reasonably ship the quantities called for in the Purchase Order. Acceptance by Litronic of each of BIZ's Purchase Orders shall be deemed to have occurred if Litronic fails to notify BIZ within 14 days after receiving such Purchase Order. Litronic's acceptance shall constitute a binding commitment to ship to the BIZ the quantities and types of product stated in the Purchase Order, in accordance with the terms and conditions hereof. If Litronic does not accept said Purchase Order, Litronic shall provide BIZ with written notice within 14 days of Litronic's receipt of such Purchase Order as to what portion of such Purchase Order Litronic will accept. BIZ may, in such an event, order from Litronic all or any portion of such products that are available.

        (b) BIZ agrees to receive, inspect, and accept shipments made pursuant to Purchase Orders.

19.     Governing Law

        This Agreement shall be governed by the law of the State of California, including the Uniform Commercial Code as enacted in that state.

20.     Non-Waiver

        Except as otherwise specifically provided for in this Agreement:

        (a) No failure or delay on the part of BIZ or Litronic in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder; and

        No waiver of any provision of this Agreement shall be effective unless the same shall be made in writing and signed by the Party against whom such waiver is sought to be enforced.

21.     Notices

        Any notice made in connection with this Agreement, or in the performance of the terms and conditions hereof, shall be sent to the addresses first above written, or to such other addresses as the Parties may subsequently notify each other, from time to time, by registered airmail or telegram, or by telex and facsimile, followed immediately by confirmation letter by registered airmail. When notice is dispatched as proved above, said notice shall be deemed to have bee made upon receipt at the address so specified, or in the event of any delay in actual receipt, seven (7) business days following the date of dispatch thereof.

        All notices to each Party shall be sent to the following:

        Litronic, Inc.                       Biz Interactive Zone, Inc
        Attention: CEO                       Attention: CEO
        17861 Cartwright Road                2030 Main Street, 12th Floor
        Irvine, California 92614             Irvine, CA 92614

        Tel: 949-851-1085                    Tel: 949-655-4500
        Fax: 949-851-8679                    Fax: 949-655-4501

22.     Indemnity

        By Litronic. Notwithstanding the provisions of Article 15 hereof, Litronic shall indemnify and hold harmless BIZ/BCP and its affiliates, partners, officers, employees, directors, agents,



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        contractors, representatives, successors and assigns, as such, from and against any losses, damages, liabilities, and expenses (including reasonable attorneys' fees) which arise out of or result from any third party claim that: (i) Litronic does not have sufficient right, title or interest in Litronic's materials necessary to enter into this Agreement, or that the Litronic's technology violates an existing United States patent (in existence as of the date on which this Agreement is executed), copyright, trademark, trade secret or other United States intellectual property right of any third party; and (ii) Litronic has breached a covenant, representation or warranty set forth in this Agreement or otherwise. Litronic shall further indemnify and hold harmless BIZ/BCP and its affiliates, partners, officers, employees, directors, agents, contractors, representatives, successors and assigns, as such, from and against any and all liabilities, claims, actions, proceedings, suits, damages, losses, penalties, judgments, costs, expenses, fines, disbursements and other obligations of any kind or nature whatsoever (including, among other things, reasonable attorneys' fees and other expenses of investigation, defense, litigation and settlement, whether or not a lawsuit or a request for arbitration is filed) regardless of when the same shall be made or incurred by BIZ/BCP, whether prior to or after any termination or expiration of this Agreement (a "Claim") which Claim is based upon, asserted in connection with, arises out of, or in any way relates to, this Agreement, or to any action taken or not taken by Litronic hereunder.

        By BIZ. Notwithstanding the provisions of Article 15 hereof, BIZ shall indemnify and hold harmless Litronic and its affiliates, partners, officers, employees, directors, agents, contractors, representatives, successors and assigns, as such, from and against any losses, damages, liabilities, and expenses (including reasonable attorneys' fees) which arise out of or result from any third-party claim that: (i) BIZ does not have sufficient right, title or interest in any materials necessary to enter into this Agreement, or that any such material violates an existing United States copyright, trademark, trade secret or other United States intellectual property right of any third party; and/or
        (ii) BIZ has breached a covenant, representation or warranty set forth in this Agreement or otherwise. BIZ shall further indemnify and hold harmless Litronic and its affiliates, partners, officers, employees, directors, agents, contractors, representatives, successors and assigns, as such, from and against any and all Claims made or incurred by Litronic, whether prior to or after any termination or expiration of this Agreement which Claim is based upon, asserted in connection with, arises out of, or in any way relates to this Agreement and results, in whole or in part, from the negligence or willful misconduct of BIZ or any of its employees or agents or the failure of BIZ to perform its duties and obligations under this Agreement; provided, however, that this indemnification shall not apply to any Claim whose associated damages were primarily and proximately caused by the negligence or willful misconduct of Litronic, any of its employees, agents, representatives or associates or the failure of Litronic to perform its duties and obligations. under this Agreement.

23.     Assignment.

        The Parties hereto shall not assign, pledge, subcontract or otherwise dispose of its rights or duties under this Agreement without the prior written consent of the other Party.


AS WITNESS THE HANDS OF THE PARTIES HERETO:

Signed /s/ ROBERT J. GORMAN                  Date: 09/05/00

Name:  ROBERT J. GORMAN

Title: President & COO

For and on behalf of BIZ Interactive Zone, Inc.




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Signed /s/ KRIS SHAH                         Date: Sept 6, 00

Name:  KRIS SHAH

Title: Chairman/CEO

For and on behalf of Litronic, Inc.



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